UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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THE WET SEAL, INC. ISSUES LETTER TO SHAREHOLDERS

Comments on Dissident Investor’s Short-Term Approach

Urges Shareholders to Reject Clinton Group’s Efforts to Replace Experienced Board Members

FOOTHILL RANCH, CA, September 27, 2012 (BUSINESS WIRE) – The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced today that it has issued a letter to the company’s shareholders commenting on Clinton Group’s misguided attempts to make wholesale changes to the company’s Board of Directors. A copy of the letter is attached.

* * * * *

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of August 25, 2012, the Company operated a total of 551 stores in 47 states and Puerto Rico, including 469 Wet Seal stores and 82 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com.

For more company information, visit www.wetsealinc.com.

CONTACTS:

The Wet Seal, Inc.:

Steve Benrubi

949-699-3947

Media:

RLM Finsbury

Steven Goldberg/Kate Foley

646-805-2027/646-805-2052

Analysts/Investors:

MacKenzie Partners, Inc.

Dan Burch/Charlie Koons

212-929-5748/212-929-5500

#  #  #

Letter to Shareholders

September 27, 2012

Dear Shareholder,

Yesterday we announced that two leading independent proxy advisors, Institutional Shareholder Services (“ISS”) and Egan-Jones Proxy Services (“Egan-Jones”), both agreed with our recommendation that you should reject efforts by Clinton Group to replace six experienced members of your Board with new Directors hand-picked by a short-term dissident investor.

The support and comments of these independent, third-party advisors, who work to help you make the most informed decision possible, provide further confirmation that a wholesale replacement of the Board is not in your best interests.

It is abundantly clear that, consistent with their track record, Clinton Group is focused on short-term activism rather than the long-term interests of all shareholders. Neither Clinton Group nor any of its proposed Board nominees appear to have any specific strategy for the Wet Seal business, nor do they appear to have any direct teen, fast fashion experience. We question whether the highest quality Board members can be sourced by the Clinton Group given its reputation and in the context of a contentious consent solicitation process. Our Board clearly has demonstrated its desire and ability to attract compelling directors and, ultimately, top management talent that will lead directly to the creation of shareholder value.

We Have the Right Board in Place

As we have discussed with many of you, we have a highly engaged and experienced Board in place to return to a proven fast fashion strategy and drive financial improvement at Wet Seal.

We are confident that in the upcoming quarters you will see the significant financial impact of this Board’s focus and stewardship. Our commitment and confidence in our strategy is underscored with the recent open-market share purchases by several members of your Board. Empowering activist Board nominees now would be an unnecessary distraction as we continue to execute on a plan that we are convinced will drive shareholder value. You will have the ability to select a new Board in April if you are unsatisfied with our success and progress. We truly believe you will be best served by allowing us to focus and execute on this plan, particularly during the important Holiday season.

We Have and Will Continue to Listen to Our Shareholders

In our dialogue with shareholders, the value of additional teen retail experience and perspective on the Board was a high priority. Our two new Directors, Kathy Bronstein and John Goodman, complement the other Board members’ diverse mix of skills. Both ISS and Egan-Jones praised the addition of Kathy and John as a strategic decision by the Board. Our new Directors also underscore the ability and effectiveness of your current Board in recruiting and attracting talented senior leadership who will add value.

Your Board moved quickly to address other issues that were raised in our dialogue:

•	We have made changes to Board structure and compensation

•	We terminated the temporary shareholder rights plan

•	We moved up the date of the annual meeting

The Facts and History of Clinton Group Speak for Themselves

The Clinton Group has consistently demonstrated its focus on short-sighted and short-term goals that do not promote the creation of long-term shareholder value.

Both ISS and Egan-Jones articulated that Clinton Group has no semblance of a plan in place to restore growth at our company. ISS said, “…the dissident’s plan is wanting in many areas, given the lack of specific detail,” and Egan-Jones commented that, “Clinton Group failed to provide substantive new ideas or valid reasons to change the Company’s strategic direction which would lead to enhancement of stockholder value.”

Clinton Group’s investment strategy hinges on taking small positions in undervalued stocks, creating public market disruption and exiting on an expedited basis. An analysis of all Clinton Group’s 13D investments reveals some concerning facts:

•

Data shows that 50% of Clinton’s 13D holdings have underperformed the S&P 500, and the share price of companies in which Clinton Group has an interest has dropped on average 11% versus an average drop of 1% for the S&P 500 during the same time periods.[1]

•	Clinton Group’s average holding period is less than 10 months.[2]

•

Clinton Group often exhibits a pattern of trading in and out of its positions, while publicly calling for management and/or Board change and capital returns to shareholders in order to facilitate an exit of its position at a premium.

•

Clinton Group typically settles its disputes by extracting capital, in the form of a dividend or stock buyback, adding one or more directors and then exiting its position generally well before any impact from its directors or suggested corporate actions can be implemented.

•	Clinton Group has never taken control of a board in any of its activist investments and has no track record of operating a company.

•	Members of Clinton Group will not serve on target company boards themselves in order to preserve their ability to trade out of positions ahead of long-term investors.

•	We are only aware of one instance when Clinton Group placed one of its own employees on the board of a public company, illustrating its lack of experience and short-term approach to investing.

All of the data on Clinton Group’s 13D holdings can be found in an appendix to this letter.

Clinton Group is not a “white knight” to fellow shareholders and this Board. To the contrary, Clinton has a track record of being an opportunist that is specifically focused on extracting short-term gains, often at the expense of other shareholders, management teams and boards.

We are more suspect than ever of Clinton Group’s motives based on its latest pattern of selling over 127,000 shares at an average price of $3.22

[1]	www.13Dmonitor.com
[2]	www.13Dmonitor.com

and day trading in our stock over the last seven trading days to buy back over 33,000 shares at $3.12 on average. In our opinion, this day trading mentality shows Clinton Group’s true colors as a short-term investor looking to flip stock at the first opportunity, with no long-term commitment to Wet Seal or its shareholders.

Another recent glaring example is Clinton Group’s most recent target prior to Wet Seal, Jakks Pacific, Inc. (Nasdaq: JAKK). In March 2012, Clinton urged Jakks’ board of directors to sell the company. Under the threat of a consent solicitation to remove the board, in April 2012 Jakks settled with Clinton Group, resulting in an $80 million self-tender offer at $20.00 per share and the expansion of Jakks’ board to include one independent Clinton Group nominee and one additional director. Despite the changes to Jakks’ board and a $20.00 per share self-tender, Clinton Group chose to sell a substantial portion of its Jakks’ holding, as detailed in public filings between March 31, 2012 and June 30, 2012. Jakks’ stock currently trades at $14.16, 29% below the tender price and 18% below the closing price a day before Clinton Group filed its letter. We question how much ownership Clinton currently has in Jakks.

Everything you need to know about Clinton Group’s strategy and short-term, self-interested focus is demonstrated by their demands to our Board in June 2012 that we use $75 million, or approximately half of our available cash, to buy back stock at a 25% premium. They made this demand at a time when it was public information, and they well knew that our comparable same store sales for the past six months had been extremely poor and it had been less than a year since our new CEO had been in place. That demand for a stock buyback at a time when every indication of our business performance argued in favor of retaining our strong liquidity position should be a flashing red warning sign to all of our shareholders that Clinton Group has entirely disregarded your long-term best interests.

Clinton Group’s Proposed Directors Are Not Our Best Option

It is difficult to believe that the best potential Directors can be sourced by an activist investor in a contested campaign. We do not believe that a Board comprised of Clinton’s nominees, with no female teen fast fashion expertise and no experience at the company, is capable of successfully and quickly implementing a compelling strategy or executing on our proven fast fashion strategy. As Egan-Jones said in its report, “We are not convinced that election of the dissident’s slate to the board of directors would work to the benefit of shareholders.”

Clinton Group’s proposed Directors are not compelling:

•

While Raphael Benaroya has experience in retail as Chairman and CEO of United Retail Group and Executive Chairman of Kid Brands, he has no relevant teen fashion experience, and during his long tenure on the Board of Directors at Kid Brands, the stock price has declined dramatically from $30 ten years ago to $1.69 at the close on September 18, 2012.

•

Dorrit Bern spent 1995 to 2008 as the CEO of Charming Shoppes, a women’s plus-size retailer, and has no teen fashion experience. During her tenure as CEO, she drove solid sales growth, but the company’s share price performance during the same period was disappointing: beginning and ending at a similar level below $5 between her hire in August 1995 and her resignation in July 2008.

•	John Mills has solid operating experience as COO of Aeropostale but has not been in an operating position since 2004.

•

Lynda Davey is the co-founder and CEO of Avalon Group, a boutique investment bank that focuses on bankruptcy advisory. She has no merchandising or operational experience. With the current Board’s prudent use of Company resources, we do not see a need for a bankruptcy advisor and nor should our shareholders.

•	Mindy Meads has experience in vertically integrated retail at Aeropostale and Lands’ End but no experience in fast fashion.

We believe the current Board is a stronger group than what Clinton Group has proposed and is better suited to lead the company as it returns to a fast fashion strategy. We ask that you not endorse and empower shareholders like Clinton Group who are only short-term oriented and self-serving. Your Board is productive, focused and unburdened in executing any and all shareholder initiatives that will create value. Clinton Group, on the other hand, has a long history of short-term value extraction tactics and quick exits, leaving long-term shareholders in a worse position as a result.

Accordingly, we strongly urge you to reject Clinton Group’s efforts to replace experienced members of your Board with a hand-picked slate of candidates.

Sincerely yours, The Board of Directors The Wet Seal, Inc.

Appendix

Clinton Group 13D Activist History

Company Name	13D Date	13D Return	S&P Return	Delta	Exit Date	Duration (months)
Wet Seal Inc. (WTSLA)	8/30/2012	4.3%	3.9%	0.4%	Live	Live
Pacific Mercantile Bancorporation (PMBC)	9/2/2011	60.5%	23.4%	37.1%	Live	Live
Porter Bancorp Inc (PBIB)	7/11/2011	(62.2%)	10.2%	(72.4%)	Live	Live
California Pizza Kitchen Inc (CPKI)	5/25/2011	7.5%	0.0%	7.5%	7/6/2011	1.4
Viking Systems Inc (VKNG)	5/20/2011	(10.3%)	9.1%	(19.4%)	Live	Live
Overland Storage Inc (OVRL)	3/24/2011	42.8%	11.1%	31.7%	Live	Live
Red Robin Gourmet Burgers Inc (RRGB)	6/10/2010	10.1%	19.5%	(9.3%)	3/21/2011	9.5
Red Robin Gourmet Burgers Inc (RRGB)	12/22/2009	36.4%	7.1%	29.3%	4/19/2010	3.9
Select Comfort Corp. (SCSS)	3/10/2008	9.0%	(16.3%)	25.4%	10/8/2009	19.2
Dillards Inc (DDS)(1)	1/29/2008	(79.5%)	(33.2%)	(46.3%)	12/8/2008	10.5
Sharper Image Corp. (SHRPQ)	12/10/2007	(100.0%)	(10.3%)	(89.7%)	2/20/2008	2.4
China Security Surveillance Technology I (CSR)	11/6/2007	39.7%	(4.3%)	44.0%	12/18/2007	1.4
Steven Madden Limited (SHOO)	10/18/2007	(24.3%)	(12.8%)	(11.5%)	2/21/2008	4.2
Carrols Restaurant Group Inc (TAST)	9/7/2007	(36.2%)	(8.5%)	(27.8%)	2/29/2008	5.8
HealthSpring Inc (HS)	6/27/2007	7.7%	3.4%	4.3%	10/5/2007	3.3
Lenox Group Inc (LENX)	2/12/2007	(100.0%)	(41.7%)	(58.3%)	4/6/2009	26.1
Griffon Corp. (GFF)	12/20/2006	(48.9%)	(10.0%)	(38.9%)	8/27/2008	20.5
World Air Holdings, Inc. (WLDA)	12/4/2006	38.3%	1.2%	37.0%	8/14/2007	8.4
Finish Line Inc (FINL)	9/8/2006	20.2%	8.8%	11.5%	12/6/2006	3.0
Optimal Group Inc (OPMR)	7/20/2006	(43.4%)	14.0%	(57.3%)	12/20/2006	5.1

Average		(11.4%)	(1.3%)	(10.1%)		8.3

Source:    13D Monitor.

(1)	Dillards Inc: Clinton originally filed its 13D as part of a group with Barington, but ended up dissolving the group. Shortly thereafter, they reconstituted the group and for purposes of our returns analysis we have ignored the dissolution and treated the two filings as one continuous 13D filing.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the intent, belief, plans or expectations of the The Wet Seal, Inc. (the “Company”) or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission (the “SEC”). The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Other Disclosures

The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of consent revocations from stockholders in connection with the consent solicitation by Clinton Group, Inc. The Company has filed a definitive consent revocation statement with the Securities and Exchange Commission (the “SEC”) in connection with such consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s Directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Consent Revocation Statement filed with the SEC. This document is available free of charge at the SEC’s website at www.sec.gov.

The Company is commencing the mailing of the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the consent solicitation. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the definitive Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the consent solicitation at the SEC’s website at www.sec.gov.